AgEagle Aerial Systems, Inc.
117 S 4th St
Neodesha, KS 66757

April 28, 2020

Michael Drozd

Re: Offer of Employment

Dear Michael,

AgEagle Aerial Systems, Inc., a Nevada corporation (the "Company") is pleased to offer you a position as Chief Executive Officer (CEO) with our Company pursuant to the following terms and conditions of employment. You shall commence employment on or before June 1, 2020 (your "Commencement Date"). You shall be based out of the Company's office in Boulder, Colorado, and will report to the company's Board of Directors.

As a condition of your employment, and in consideration of your employment and the payments and benefits provided herein, you are required to sign and return to the Company the enclosed Employee Confidentiality and Proprietary Rights Agreement (the "Confidentiality Agreement").

During your employment with the Company, you are required to devote your full business time and best efforts to your duties and you may not, except with prior written permission from the Company, be employed or engaged in any capacity with any business other than the Company. You acknowledge and agree that, as an employee of the Company, you will comply with all laws and regulations, as well as Company rules, policies and procedures as may be in effect from time to time.

Your base salary shall be $235,000 per year, paid in accordance with the Company's standard payroll procedures. The Board of Directors (the Board) shall review your performance annually, and the Board, in its sole discretion, may revise your stock compensation. Additionally, the Company shall withhold from any payments made to you (including, without limitation, those specified in this offer letter) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

During your employment, you will receive vacation, sick and personal days in accordance with the current PTO policy. As an executive, the company covers the monthly expense associated with premiums for health benefits offered by the company for you and your dependents. Any benefits to which you are entitled shall be determined in accordance with such plans and programs and Company policy. The Company reserves the right to suspend, amend or terminate any employee benefit plan or program at any time.

You are eligible for an annual cash bonus of 20% based on performance. Performance is measured against metrics to be agreed upon between you and the Board. Metrics are typically based on a mix of personal and company goals. This bonus is subject to continued employment with AgEagle. In addition to the cash component, performance metrics may also include stock option grants at the discretion of the board.

As soon as practicable following your execution of this letter and commencement of employment with the Company, you shall be awarded a one-time grant of 100,000 Restricted Stock Units (RSUs) under the Company's 2017 Omnibus Equity Incentive Plan (the "Equity Plan").

Additionally, you shall be awarded 15,000 shares of Nonqualified Stock Options quarterly. The options will be subject to the terms of the Equity Plan, and the vesting requirements, the term of the option and exercisability at an exercise price equal to the fair market value of the option shares as of the date of grant will be outlined upon issuance. All option awards provided for hereunder shall be subject to your continued employment with the Company through the applicable vesting date or event, as well as your execution of and continued compliance with the Confidentiality Agreement and applicable option award agreements under the terms of the Equity Plan.

In the event of termination without cause, AgEagle will provide a severance package for the 90 days immediately following your last day with the company.

This offer is not a guarantee of employment for a specific period of time. Your employment with the Company, should you accept this offer, will be "at-will," which means that you or the Company may terminate your employment for any or no reason, at any time. In the event you elect to resign your employment with the Company, you agree to provide the Company with 90 days' written notice of your termination of employment. During this notice period, the Company may ask you to perform specific duties or no duties at all and may ask you not to attend work during all or any part of your notice period. During your notice period, you will continue to receive the salary and benefits that you had been receiving immediately prior to such period, subject to any changes generally made for other employees of the Company. Further, upon termination of your employment for any reason, you agree to cooperate with the Company with respect to those business-related matters of which you have knowledge and to assist with the orderly return of Company property and transition of your work to others, as directed by the Company.

You should be aware that Company employees are not permitted to make any unauthorized use of documents or other information, which could reasonably be considered or construed to be confidential or proprietary information of another individual or company. Likewise, Company employees may not bring with them onto the premises of the Company or place on Company devices or within the Company's information systems any confidential documents or other forms of tangible information relating to their prior employer's business. Further, you represent to the Company that you are not subject to any contract or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties.

This offer of employment and continued employment is conditioned on your establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

This offer is also contingent upon your satisfactory completion (at the Company's sole discretion) of reference, drug and background checks. This is a standard procedure required for all new hires. Please see the attached consent and waiver form for this procedure.

This offer letter, as well as all matters concerning, arising out of or relating to your employment shall be governed by and construed under the laws of the State of Colorado, without regard to its conflict-of-law principles. Further, any dispute concerning or arising out of this offer letter or otherwise out of your employment with the Company shall be heard exclusively in an appropriate state or federal court in Colorado and you hereby consent, and waive any objection, to the jurisdiction of any such court. You and the Company each hereby irrevocably waive the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to this offer letter and all matters concerning your employment with the Company (or the termination thereof).

By signing this letter, you acknowledge that (1) you have not relied upon any representations other than those set forth in this offer letter; (2) the terms of this offer constitute the entire understanding and contain a complete statement of all the agreements between you and the Company; (3) this offer letter supersedes all prior and contemporaneous oral or written agreements, understandings or communications between you and the Company; and (4) any subsequent agreement or representation between you and the Company shall not be binding on the Company unless contained in a writing signed by you and an authorized representative of the Company.

Michael, we are very excited about the prospect of your joining the Company and expect that your employment here will be a mutually rewarding experience.

If you have any questions or issues that may arise after reviewing this offer letter, please don't hesitate to contact me. We look forward to welcoming you to AgEagle Aerial Systems, Inc.

Sincerely,

Barrett Mooney

Barrett Mooney

"Agreed and Acknowledged" (please sign, date and retain a copy for your records)

Michael Drozd

Date: May 1, 2020